EXECUTION COPY



                               AGREEMENT OF MERGER

                            Dated as of July 25, 1999



                                      Among



                          OCWEN FINANCIAL CORPORATION,



                          OCWEN ASSET INVESTMENT CORP.,

                                       and

                            OCWEN ACQUISITION COMPANY


                                TABLE OF CONTENTS

ARTICLE I........................................................................1

   SECTION 1.1      THE MERGER...................................................1
   SECTION 1.2      CLOSING......................................................1
   SECTION 1.3      EFFECTIVE TIME...............................................2
   SECTION 1.4      EFFECTS OF THE MERGER........................................2
   SECTION 1.5      ARTICLES AND BY-LAWS.........................................2

ARTICLE II.......................................................................2

   SECTION 2.1      EFFECT ON CAPITAL STOCK......................................2
   SECTION 2.2      EXCHANGE PROCEDURES..........................................2

ARTICLE III......................................................................4

   SECTION 3.1      REPRESENTATIONS AND WARRANTIES OF OCWEN......................4
   SECTION 3.2      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.............11

ARTICLE IV......................................................................19

   SECTION 4.1      FINANCING...................................................19

ARTICLE V.......................................................................19

   SECTION 5.1      PREPARATION OF THE PROXY STATEMENT; SHAREHOLDERS MEETING....19
   SECTION 5.2      ACCESS TO INFORMATION; CONFIDENTIALITY......................21
   SECTION 5.3      BEST EFFORTS; NOTIFICATION..................................22
   SECTION 5.4      NO SOLICITATION OF TRANSACTIONS.............................23
   SECTION 5.5      PUBLIC ANNOUNCEMENTS........................................24
   SECTION 5.6      TRANSFER AND GAINS TAXES....................................24
   SECTION 5.7      INDEMNIFICATION.............................................24
   SECTION 5.8      EFFORTS TO FULFILL CONDITIONS...............................25
   SECTION 5.9      COOPERATION OF THE PARTIES..................................25
   SECTION 5.10     CONDUCT OF BUSINESS BY OCWEN................................25
   SECTION 5.11     CONDUCT OF BUSINESS BY PURCHASER............................26
   SECTION 5.12     ADVERSE ACTIONS.............................................27
   SECTION 5.13     OTS EXAMINATION REPORTS.....................................27
   SECTION 5.14     TERMINATION OF OPTION.......................................27
   SECTION 5.15     MANAGEMENT AGREEMENT........................................27

ARTICLE VI......................................................................27

   SECTION 6.1      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER..27
   SECTION 6.2      CONDITIONS TO OBLIGATIONS OF THE PURCHASER..................28
   SECTION 6.3      CONDITIONS TO OBLIGATIONS OF OCWEN..........................29

ARTICLE VII.....................................................................30

   SECTION 7.1      OCWEN BOARD ACTIONS.........................................30

ARTICLE VIII....................................................................30

   SECTION 8.1      TERMINATION.................................................30
   SECTION 8.2      EXPENSES....................................................32
   SECTION 8.3      EFFECT OF TERMINATION.......................................33
   SECTION 8.4      AMENDMENT...................................................33
   SECTION 8.5      EXTENSION; WAIVER...........................................33

                                       -i-

ARTICLE IX......................................................................34

   SECTION 9.1      NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES...............34
   SECTION 9.2      NOTICES.....................................................34
   SECTION 9.3      INTERPRETATION..............................................35
   SECTION 9.4      COUNTERPARTS................................................35
   SECTION 9.5      ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES..............35
   SECTION 9.6      GOVERNING LAW...............................................35
   SECTION 9.7      ASSIGNMENT..................................................35
   SECTION 9.8      ENFORCEMENT.................................................35
   SECTION 9.9      INCORPORATION...............................................36
   SECTION 9.10     FURTHER ASSURANCES..........................................36

ARTICLE X.......................................................................36

   SECTION 10.1     CERTAIN DEFINITIONS. FOR PURPOSES OF THIS AGREEMENT:........36

                               AGREEMENT OF MERGER

         AGREEMENT OF MERGER (the "Agreement"), dated as of July 25,1999, among OCWEN FINANCIAL CORPORATION, a Florida corporation (the "Purchaser"), OCWEN ASSET INVESTMENT CORP., a Virginia corporation ("Ocwen"), and OCWEN ACQUISITION COMPANY ("Acquisition Sub"), a Virginia corporation and subsidiary of Ocwen Properties, Inc., a New York corporation and direct subsidiary of Investors Mortgage Insurance Holding Company, a Delaware corporation and direct subsidiary of Purchaser.

                                    RECITALS

         (a) The Boards of Directors of the Purchaser and Ocwen have determined that it is advisable and in the best interest of their respective companies and their shareholders to consummate the business combination involving Ocwen and the Purchaser described herein, pursuant to which Acquisition Sub will merge with and into Ocwen and Ocwen will be the surviving corporation (the "Surviving Corporation") in such merger (the "Merger") and each issued and outstanding common share, $0.01 par value, of Ocwen (the "Ocwen Common Shares") will be converted into the right to receive the Merger Consideration (as defined below);

         (b) Purchaser and Ocwen intend for the Merger to be a taxable stock purchase; and

         (c) Certain terms used herein shall have the meanings assigned to them in Article X.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    Article I
                                   The Merger

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Stock Corporation Act (the "VSCA"), Acquisition Sub shall be merged with and into Ocwen at the Effective Time (as defined herein) in accordance with this Agreement and a Plan of Merger (the "Plan of Merger") reflecting the terms of, and consistent with, this Agreement, and in a form required by the VSCA, with such completions, additions and substitutions conforming to the terms of this Agreement as the parties shall approve, such approval to be conclusively evidenced by their causing the Plan of Merger containing such completions, additions or substitutions to be filed in accordance with law. Following the Merger, the separate corporate existence of Acquisition Sub shall cease and Ocwen shall continue as the surviving corporation and shall succeed to and assume all of the rights and obligations of Acquisition Sub in accordance with the VSCA.

         SECTION 1.2 Closing. The closing of the Merger will take place at a mutually agreeable time and place and on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Sections
6.2 and 6.3) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6.1 (the "Closing Date").

         SECTION 1.3 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file the articles of merger or other appropriate documents for the Merger (the "Articles of Merger") executed in accordance with Section 13.1-720 of the VSCA and shall make all other filings or recordings required under the VSCA to effect the Merger. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the State Corporation Commission of the Commonwealth of Virginia and the State Corporation Commission issues a Certificate of Merger in connection therewith, or at such later time as the Purchaser and Ocwen shall specify in the Articles of Merger (the time and the day the Merger becomes effective being, respectively, the "Effective Time" and the "Effective Date"), it being understood that the parties shall cause the Effective Time to occur on the Closing Date.

         SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the VSCA.

         SECTION 1.5 Articles and By-Laws. On the Closing Date, the Articles of Incorporation and By-Laws of Acquisition Sub and the Articles of Incorporation of the Purchaser and the By-Laws of the Purchaser, in each case as in effect immediately prior to the Effective Time, shall not be affected by the Merger, and such Articles of Incorporation and By-Laws of Acquisition Sub shall be the Articles of Incorporation and By-Laws of the Surviving Corporation, thereafter to be amended, restated or repealed in accordance with their terms and applicable law.

                                   Article II
               Effect of the Merger on the Capital Stock of Ocwen

         SECTION 2.1 Effect on Capital Stock. By virtue of the Merger and without any action on the part of the holder of any Ocwen Common Shares, at the Effective Time (i) each issued and outstanding share of Common Stock, par value $.01 per share, of Acquisition Sub shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation,
(ii) all Ocwen Common Shares that are held in the treasury of Ocwen or by any wholly owned Ocwen Subsidiary and any Ocwen Common Shares owned by Purchaser or by any wholly owned Purchaser Subsidiary shall be cancelled and no capital stock of Purchaser or other consideration shall be delivered in exchange therefor;
(iii) subject to the provisions of Section 2.2(h) each issued and outstanding Ocwen Common Share shall be converted into the right to receive from the Purchaser 0.71 (the "Conversion Number") validly issued, fully paid and nonassessable Purchaser Common Shares (as defined below) (the "Merger Consideration") issuable to the holder thereof upon surrender of the certificate formerly representing such Ocwen Common Share and (iv) all such Ocwen Common Shares shall no longer be outstanding and shall automatically be cancelled and retired and all rights with respect thereto shall cease to exist, and each holder of any such Ocwen Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.2(d), in each case, without interest and less any required withholding taxes.

         SECTION 2.2 Exchange Procedures.

         (a) Exchange Agent. Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent for the holders of Ocwen Common Shares in connection with the Merger (the "Exchange Agent") to receive the Merger Consideration to which holders of Ocwen Common Shares shall become entitled pursuant to Section 2.1. At the Effective Time, Purchaser will provide to the Exchange Agent sufficient Purchaser Common Shares issuable in exchange for the Ocwen Common Shares pursuant to Section 2.2(b).

         (b) Surrender of Certificates. Promptly after the Effective Time, Purchaser shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Ocwen Common Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for issuance of the Merger Consideration therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Ocwen Common Share formerly represented by such Certificate, and such Certificate shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If the Merger Consideration is to be issued to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the issuance of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Surviving Corporation that such tax either has been paid or is not applicable.

         (c) Stock Transfer Books. At the Effective Time, the stock transfer books of Ocwen shall be closed and thereafter there shall be no further registration of transfers of Ocwen Common Shares on the records of Ocwen. From and after the Effective Time, the holders of Certificates evidencing ownership of Ocwen Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Ocwen Common Shares except as otherwise provided for herein or by applicable law.

         (d) Distributions with Respect to Ocwen Common Shares. Ocwen may, at the election of its Board of Directors, declare, set aside and pay to the holders of Ocwen Common Shares a dividend (the "1998 REIT Dividend") at such rate and in such form and with such declaration, record and payment dates which Ocwen determines is necessary for Ocwen to maintain its status as a real estate investment trust for the year ended December 31, 1998.

         (e) No Further Ownership Rights in Ocwen Common Shares. All Merger Consideration issued upon exchange of Ocwen Common Shares in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the Ocwen Common Shares, subject, however, to the obligation of the Surviving Corporation to pay, without interest and no later than December 31, 1999, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Ocwen on such shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such exchange, and there shall be no further registration of transfers on the stock transfer books of Ocwen of the Ocwen Common Shares which were outstanding immediately prior to the Effective Time.

         (f) No Liability. None of the Purchaser, Acquisition Sub, Ocwen or the Exchange Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for twelve months after the Effective Time shall be redelivered by the Exchange Agent to the Purchaser, upon demand, and any holders of Ocwen Common Shares which have not been exchanged as contemplated by this
Section 2.2 shall thereafter look only to the Purchaser for delivery of the Merger Consideration, subject to applicable abandoned property, escheat and other similar laws.

         (g) Withholding Rights. The Purchaser or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Ocwen Common Shares such amounts as the Purchaser or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Purchaser or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Ocwen Common Shares in respect of which such deduction and withholding was made by the Purchaser or the Exchange Agent.

         (h) Fractional Shares. No fraction of a share of Purchaser Common Shares shall be issued in the Merger, and any Person otherwise entitled to receive a fractional share of Purchaser Common Shares shall not be entitled through such fractional share interest to any dividend, voting or other rights of a holder of Purchaser Common Shares. In lieu of any such fractional shares, each Person who would otherwise be entitled to receive shares of Purchaser Common Shares in the Merger, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price on the New York Stock Exchange, Inc. (the "NYSE") of Purchaser Common Shares (as reported in the NYSE Composite Transactions) on the date of the Effective Time (or if the Purchaser Common Shares do not trade on the NYSE on such date, the first date of trading of Purchaser Common Shares on the NYSE after the Effective Time) by (ii) the fractional interest in Purchaser Common Shares to which such Person would otherwise be entitled (after taking into account all Ocwen Common Shares then held of record by such Person).


                                  Article III
                         Representations and Warranties

         SECTION 3.1 Representations and Warranties of Ocwen. Except as set forth in the Ocwen Disclosure Letter, Ocwen represents and warrants to the Purchaser as follows:

         (a) Organization, Standing and Corporate Power. Ocwen is a corporation duly organized and validly existing under the laws of Virginia and has the requisite corporate power and authority to carry on its business as now being conducted. Ocwen is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Ocwen and the Ocwen Subsidiaries (as defined below) taken as a whole (an "Ocwen Material Adverse Effect," except that such term shall not encompass any "mark to market" or other revaluation of the book value of Ocwen's assets effected pursuant to GAAP). As used herein, "Ocwen Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which Ocwen (either directly or through or together with another Ocwen Subsidiary) owns 50% or more of the capital stock or other equity interests of such entity. Each Ocwen Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power (in the case of a subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have an Ocwen Material Adverse Effect. No amendment has been made to the Third Amended and Restated Agreement of Limited Partnership (the "OPLP Partnership Agreement") of Ocwen Partnership, L.P. ("OPLP").

         (b) Capital Structure. The authorized capital stock of Ocwen consists of 200,000,000 Ocwen Common Shares and 25,000,000 shares of Preferred Stock, par value $.01 per share ("Ocwen Preferred Stock"). On the date hereof, (i) 18,965,000 Ocwen Common Shares were issued and outstanding, (ii) 3,087,500 options to purchase Ocwen Common Shares were available for issuance under Ocwen's stock option plans (the "Ocwen Share Plans"), (iii) 5,000,000 Ocwen Common Shares were reserved for issuance upon exercise of stock options to purchase Ocwen Common Shares under the Ocwen Share Plans or otherwise (the "Ocwen Common Shares Options") and (iv) 1,808,733 Ocwen Common Shares were reserved for issuance pursuant to the conversion of 1,808,733 Partnership Units (as defined in the OPLP Partnership Agreement). No shares of Ocwen Preferred Stock are outstanding. On the date of this Agreement, except as set forth above in this Section 3.1(b), no shares of capital stock or other voting securities of Ocwen were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Ocwen are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (A) for the Ocwen Common Shares Options, (B) as set forth in Schedule 3.1(b) to the Ocwen Disclosure Letter, and (C) as otherwise permitted under Section 5.10, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Ocwen or any Ocwen Subsidiary is a party or by which such entity is bound, obligating Ocwen or any Ocwen Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Ocwen or any Ocwen Subsidiary or obligating Ocwen or any Ocwen Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

         (c) Authority; Noncontravention; Consents. On or prior to the date of this Agreement, the Board of Directors of Ocwen has adopted this Agreement, has recommended approval of this Agreement to its shareholders and has directed that this Agreement be submitted to Ocwen's shareholders for approval, all in accordance with the VSCA. Ocwen has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger, this

Agreement and the other transactions contemplated hereby by the requisite vote of the holders of the Ocwen Common Shares (the "Ocwen Common Shareholder Approval"), to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Ocwen and the consummation by Ocwen of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Ocwen, subject to receipt of the Ocwen Common Shareholder Approval. This Agreement has been duly executed and delivered by Ocwen and constitutes a valid and binding obligation of Ocwen, enforceable against Ocwen in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. The filing of the Proxy Statement/Prospectus (as defined below) with the SEC has been duly authorized by Ocwen's Board of Directors. Except as set forth in Schedule 3.1(c) to the Ocwen Disclosure Letter, the execution and delivery of this Agreement by Ocwen do not, and the consummation of the transactions contemplated hereby and compliance by Ocwen with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Ocwen or any Ocwen Subsidiary under, (i) the charter or by-laws of Ocwen or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Ocwen Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Ocwen or any Ocwen Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Ocwen or any Ocwen Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have an Ocwen Material Adverse Effect or (y) prevent the consummation of the Merger or the other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "Governmental Entity"), is required by or with respect to Ocwen or any Ocwen Subsidiary in connection with the execution and delivery of this Agreement by Ocwen or the consummation by Ocwen of any of the transactions contemplated hereby and thereby, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (x) a proxy statement relating to the approval by Ocwen shareholders of the Merger and the other transactions contemplated hereby (as amended or supplemented from time to time, the "Proxy Statement") and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of a notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) such filings as may be required in connection with the payment of any Transfer and Gains Taxes (as defined herein), and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.1(c) to the Ocwen Disclosure Letter or (B) as may be required under federal, state, local or foreign Environmental Laws (as defined herein) or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of the Merger or the other transactions contemplated hereby or otherwise prevent Ocwen from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, an Ocwen Material Adverse Effect.

         (d) SEC Documents; Financial Statements; Undisclosed Liabilities. Ocwen has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1998 (the "Ocwen SEC Documents"). Except as set forth in the Ocwen Disclosure Letter, all of the Ocwen SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Ocwen SEC Documents. None of the Ocwen SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Ocwen SEC Documents. Other than as set forth in
Schedule 3.1(d) to the Ocwen Disclosure Letter, there is no unresolved violation, criticism or exception by any Governmental Entity of which Ocwen has received written notice with respect to any Ocwen report or statement which, if resolved in a manner unfavorable to Ocwen, could have an Ocwen Material Adverse Effect. The consolidated financial statements of Ocwen included in the Ocwen SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of Ocwen and the Ocwen Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

         (e) Absence of Certain Changes or Events. Except as disclosed in the Ocwen SEC Documents or in Schedule 3.1(e) to the Ocwen Disclosure Letter, since June 30, 1999 (the "Ocwen Financial Statement Date") and to the date of this Agreement, but not thereafter with respect to clause (ii)(a) of this Section 3.1(e), (i) Ocwen and the Ocwen Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been (a) any material adverse change in the business, financial condition or results of operations of Ocwen and the Ocwen Subsidiaries taken as a whole, that has resulted or would result, individually or in the aggregate, in Ocwen Economic Losses (as defined in Section 6.2 below) of $10,000,000 or more (an "Ocwen Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in an Ocwen Material Adverse Change, (b) except for distributions (in the case of Ocwen) the purpose of which is for Ocwen to maintain its status as a real estate investment trust, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Ocwen Common Shares, (c) any split, combination or reclassification of any Ocwen Common Shares, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have an Ocwen Material Adverse Effect, (e) any change in accounting methods, principles or practices by Ocwen or any Ocwen Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Ocwen SEC Documents or required by a change in GAAP or (f) any amendment of any employment, consulting, severance, retention or any other agreement between Ocwen and any officer or director of Ocwen.

         (f) Litigation. Except as disclosed in the Ocwen SEC Documents or in
Schedule 3.1(f) to the Ocwen Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Ocwen and the Ocwen Subsidiaries which is covered by adequate insurance, as of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of Ocwen, threatened against or affecting Ocwen or any Ocwen Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have an Ocwen Material Adverse Effect or (ii) prevent the consummation of the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Ocwen or any Ocwen Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         (g) Taxes. To the knowledge of Ocwen,

               (i) Each of Ocwen and each Ocwen Subsidiary has timely filed all material Tax Returns (as defined herein) and reports required to be filed by it as of the date of this Agreement (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. Ocwen and each Ocwen Subsidiary have paid (or Ocwen has paid on their behalf), within the time and manner prescribed by law, all material Taxes (as defined herein) that are due and payable. As used in this Agreement, "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment withholding, property, sales, excise or other tax or governmental charges of any nature whatsoever, together with any penalties, interest or additions thereto and "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               (ii) Subject to the declaration, set aside and payment of the 1998 REIT Dividend, Ocwen (A) has been subject to taxation as a real estate investment trust under the Code ("REIT") within the meaning of
         Section 856 of the Code and has satisfied the requirements to qualify as a REIT for all of its taxable years commencing with the year ending December 31, 1997 through the most recent December 31, and (B) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT for such period, and, to Ocwen's knowledge, no such challenge is pending or threatened. Each Ocwen Subsidiary which is a partnership or files Tax Returns as a partnership for federal income tax purposes has since its inception been classified for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation.

               (iii) Except as may be set forth in Schedule 3.1(g)(iii) to the Ocwen Disclosure Letter, neither Ocwen nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted against it.

         (h) Certain Agreements. Neither Ocwen nor any Ocwen Subsidiary has any employees. Except as set forth in Section 3.1(h) of the Ocwen Disclosure Letter, neither Ocwen nor any Ocwen Subsidiary is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase Ocwen Common Shares, or Ocwen Common Shares granted in connection with the performance of services for Ocwen or any Ocwen Subsidiary, is or will be entitled to receive cash from Ocwen or any Ocwen Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement.

         (i) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than PaineWebber Incorporated (the "Ocwen Advisor"), the fees and expenses of which, as set forth in a letter agreement between the Ocwen Special Committee (as defined in Section 5.1(b) below) and the Ocwen Advisor, have previously been disclosed to the Purchaser and will be paid by Ocwen, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Ocwen or any Ocwen Subsidiary.

         (j) Compliance with Laws. Except as disclosed in the Ocwen SEC Documents or as set forth in Schedule 3.1(j) to the Ocwen Disclosure Letter, neither Ocwen nor any of the Ocwen Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in an Ocwen Material Adverse Effect.

         (k) Contracts; Debt Instruments. Neither Ocwen nor any Ocwen Subsidiary is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease, or any agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 3.1(k) to the Ocwen Disclosure Letter, except as disclosed in the Ocwen SEC Documents and except for violations or defaults that would not, individually or in the aggregate, result in an Ocwen Material Adverse Effect.

         (l) Environmental Matters. Except as disclosed in the Ocwen SEC Documents or as set forth in Schedule 3.1(l) to the Ocwen Disclosure Letter or in the environmental audits/reports listed therein, each of Ocwen and each Ocwen

Subsidiary has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law (as defined below) and each of Ocwen and each Ocwen Subsidiary is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Law of any Governmental Entity relating to human health, safety or protection of the environment ("Environmental Laws"), except for violations and failures to comply which would not, individually or in the aggregate, have an Ocwen Material Adverse Effect.

         (m) Ocwen Properties. Except as listed in Schedule 3.1(m) to the Ocwen Disclosure Letter or except as listed in the title insurance policies, reports or the surveys, copies of which were made available for review to the Purchaser:
(i) Ocwen or an Ocwen Subsidiary owns fee simple title to each of the real properties reflected on the most recent balance sheet of Ocwen included in the Ocwen SEC Documents or as identified in Schedule 3.1(m) to the Ocwen Disclosure Letter (the "Ocwen Properties"), which are all of the real estate properties owned by them, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances"); (ii) the Ocwen Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (a) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of the Ocwen Properties, (b) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded or which individually or in the aggregate do not exceed $200,000, do not materially detract from the value of or materially interfere with the present use of any of the Ocwen Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Ocwen and the Ocwen Subsidiaries and which have arisen or been incurred only in its construction or renovation activities or in the ordinary course of business;
(iii) valid policies of title insurance have been issued insuring Ocwen's or an Ocwen Subsidiary's fee simple title to the Ocwen Properties except as noted therein, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy; (iv) there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Ocwen Properties or any agreement, easement or any other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Ocwen Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Ocwen Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same, except where the failure to have such certificate, permit, license, agreement, easement or other right, or such threat of modification or cancellation thereof, would not, individually or in the aggregate, have an Ocwen Material Adverse Effect; (v) neither Ocwen nor an Ocwen Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Ocwen Properties issued by any Governmental Entity, except where such violation cannot reasonably be expected to be material, individually or in the aggregate to Ocwen; (vi) neither Ocwen nor an Ocwen Subsidiary has received notice to the effect that there are (a) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Ocwen Properties or
(b) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Ocwen Properties or by the continued maintenance, operation or use of the parking areas, except where such violation or proceeding cannot reasonably be expected to be material, individually or in the aggregate to Ocwen.

         (n) Opinion of Financial Advisor. Ocwen has received the opinion of PaineWebber Incorporated, satisfactory to Ocwen, with regard to the fairness, from a financial point of view, to the holders of Ocwen Common Shares (excluding the Purchaser) of the consideration to be paid to such shareholders by the Purchaser pursuant to the Merger.

         (o) Control Share Statute. The Merger is an excepted acquisition under Virginia's Control Share Acquisitions Statute.

         SECTION 3.2 Representations and Warranties of the Purchaser. Except as set forth on the Purchaser Disclosure Letter, Purchaser represents and warrants to Ocwen as follows:

         (a) Organization, Standing and Corporate Power of the Purchaser. Each of the Purchaser and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Purchaser and the Purchaser Subsidiaries (as defined below) taken as a whole (an "Purchaser Material Adverse Effect" except that such term shall not encompass any "mark to market" or other revaluation of the book value of Purchaser's assets effected pursuant to GAAP). As used herein, "Purchaser Subsidiary" shall mean any corporation, including Acquisition Sub, partnership, limited liability company, joint venture or other legal entity of which Purchaser (either directly or through or together with another Purchaser Subsidiary) owns 50% or more of the capital stock or other equity interests of such entity. Each Purchaser Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power (in the case of a subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

         (b) Capital Structure. The authorized capital stock of Purchaser consists of 200,000,000 shares of Common Stock, par value $.01 per share ("Purchaser Common Shares") and 20,000,000 shares of Preferred Stock, par value $.01 per share (the "Purchaser Preferred Stock"). At the close of business on July 23, 1999, (i) 60,806,456 Purchaser Common Shares were issued and outstanding, (ii) 10,607,135 options to purchase Purchaser Common Shares were available for issuance under Purchaser's stock option plans, long-term incentive plans, annual incentive plans and stock compensation plans (the "Purchaser Share Plans") and (iii) 12,373,551 Purchaser Common Shares were reserved for issuance upon exercise of stock options to purchase Purchaser Common Shares under the Purchaser Share Plans or otherwise (the "Purchaser Common Shares Options"). On the date of this Agreement, except as set forth above in this Section 3.2(b), no shares of capital stock or other voting securities of Purchaser were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Purchaser are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (A) for the Purchaser Common Shares Options and (B) as set forth in Schedule 3.2(b) to the Purchaser Disclosure Letter, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Purchaser or any Purchaser Subsidiary is a party or by which such entity is bound, obligating Purchaser or any Purchaser Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Purchaser or any Purchaser Subsidiary or obligating Purchaser or any Purchaser Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

         (c) Authority; Noncontravention; Consents. On or prior to the date of this Agreement, the Board of Directors of Acquisition Sub has adopted this Agreement and has recommended this Agreement to its sole shareholder, and the sole shareholder of Acquisition Sub has approved this Agreement, all such actions being taken in accordance with the VSCA. On or prior to the date of this Agreement, the Board of Directors of Purchaser has adopted this Agreement, has declared the Merger advisable and fair to and in the best interests of Purchaser and its shareholders, has recommended approval of the issuance of Purchaser Common Shares pursuant to this Agreement (the "Share Issuance") to its shareholders and has directed that this Agreement be submitted to Purchaser's shareholders for approval, all in accordance with the Florida Business Corporation Act (the "FBCA"). Purchaser has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Share Issuance by the requisite vote of the holders of the Purchaser Common Shares (the "Purchaser Common Shareholder Approval"), to consummate the Merger and the other transactions contemplated by this Agreement. Acquisition Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser, subject to receipt of the Purchaser Common Shareholder Approval. This Agreement has been duly executed and delivered by Purchaser and Acquisition Sub and constitutes the valid and binding obligation of each of Purchaser and Acquisition Sub, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. The filing of the Form S-4 (as hereinafter defined) has been authorized by the Purchaser's Board of Directors. Except as set forth in Schedule 3.2(c) to the Purchaser Disclosure Letter, the execution and delivery of this Agreement by Purchaser and Acquisition Sub do not, and the consummation of the transactions contemplated hereby and compliance by Purchaser and Acquisition Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any Purchaser Subsidiary under, (i) the charter or by-laws of Purchaser or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Purchaser Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Purchaser or any Purchaser Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Purchaser or any Purchaser Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Purchaser Material Adverse Effect or (y) prevent the consummation of the Merger or the other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser or any Purchaser Subsidiary in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of any of the transactions contemplated hereby and thereby, except for
(i) the filing with the SEC of (x) the Form S-4 and the Proxy Statement/Prospectus and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) the filing of a notice under the HSR Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) such filings as may be required in connection with the payment of any Transfer and Gains Taxes (as defined herein), and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.2(d) to the Purchaser Disclosure Letter or (B) as may be required under federal, state, local or foreign Environmental Laws or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of the Merger or the other transactions contemplated hereby or otherwise prevent Purchaser or Acquisition Sub from performing their obligations under this Agreement in any material respect or have, individually or in the aggregate, a Purchaser Material Adverse Effect.

         (d) SEC Documents; Financial Statements; Undisclosed Liabilities. Purchaser has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1998 (the "Purchaser SEC Documents"). All of the Purchaser SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Purchaser SEC Documents. None of the Purchaser SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Purchaser SEC Documents. Other than as set forth in
Schedule 3.2(d) to the Purchaser Disclosure Letter, there is no unresolved violation, criticism or exception by any Governmental Entity of which Purchaser has received written notice with respect to any Purchaser report or statement which, if resolved in a manner unfavorable to Purchaser, could have a Purchaser Material Adverse Effect. The consolidated financial statements of Purchaser included in the Purchaser SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance GAAP (except, in the case of interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of Purchaser and the Purchaser Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments).

         (e) Absence of Certain Changes or Events. Except as disclosed in the Purchaser SEC Documents or in Schedule 3.2(e) to the Purchaser Disclosure Letter, since the date of the most recent financial statements included in the Purchaser SEC Documents (the "Purchaser Financial Statement Date") and to the date of this Agreement, but not thereafter with respect to clause (ii)(a) of this Section 3.2(e), (i) Purchaser and the Purchaser Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been (a) any material adverse change in the business, financial condition or results of operations of Purchaser and the Purchaser Subsidiaries taken as a whole, that has resulted or would result, individually or in the aggregate, in Purchaser Economic Losses (as defined in Section 6.3 below) of $ 20,000,000 or more (a "Purchaser Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Purchaser Material Adverse Change, (b) except for dividends in the ordinary course of business consistent with past practice and having customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Purchaser Common Shares, (c) any split, combination or reclassification of any Purchaser Common Shares, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Purchaser Material Adverse Effect, (e) any change in accounting methods, principles or practices by Purchaser or any Purchaser Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Purchaser SEC Documents or required by a change in GAAP or (f) any amendment of any employment, consulting, severance, retention or any other agreement between Purchaser and any officer or director of Purchaser.

         (f) Litigation. Except as disclosed in the Purchaser SEC Documents or in Schedule 3.2(f) of the Purchaser Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Purchaser and the Purchaser Subsidiaries which is covered by adequate insurance, as of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of Purchaser or Acquisition Sub, threatened against or affecting the Purchaser or Acquisition Sub that, individually or in the aggregate, could reasonably be expected to (i) have a Purchaser Material Adverse Effect or (ii) prevent the consummation of the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Purchaser or any Subsidiary of the Purchaser having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         (g) Benefit Plans; ERISA Compliance.

               (i) All employee benefits plans and other benefit arrangements covering employees of Purchaser and the Purchaser Subsidiaries will be listed in the Purchaser Disclosure Letter or are disclosed in the Purchaser SEC Documents. True and complete copies of the Purchaser Benefit Plans (as defined herein) have been made available to Ocwen. Except as disclosed in the Purchaser SEC Documents or in Schedule 3.2(g)(i) to the Purchaser Disclosure Letter, since the date of the most recent audited financial statements included in the Purchaser SEC Documents, there has not been any adoption or amendment in any material respect by Purchaser or any Purchaser Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Purchaser or any Purchaser Subsidiary or any person affiliated with Purchaser under Section 414(b), (c), (m) or (o) of the Code (collectively, " Purchaser Benefit Plans").

               (ii) Except as described in the Purchaser SEC Documents or in
         Schedule 3.2(g)(ii) to the Purchaser Disclosure Letter or as would not have a Purchaser Material Adverse Effect, (A) all Purchaser Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, and (B) neither Purchaser nor any Purchaser Subsidiary has any liabilities or obligations with respect to any such Purchaser Benefit Plan, whether accrued, contingent or otherwise (other than obligations to make contributions and pay benefits and administrative costs incurred in the ordinary course), nor to the knowledge of Purchaser are any such liabilities or obligations expected to be incurred. Except as set forth in Schedule 3.2(g)(ii) to the Purchaser Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or together with the occurrence of any additional or subsequent events) constitute an event under any Purchaser Benefit Plan, policy, arrangement or agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to Purchaser or the Purchaser Subsidiaries are the agreement and policies specifically referred to in
         Schedule 3.2(g)(ii) to the Purchaser Disclosure Letter or in the Purchaser SEC Documents.

               (iii) Except as may be set forth in Schedule 3.1(g)(iii) to the Purchaser Disclosure Letter or in the Purchaser SEC Documents, there are no pending or threatened claims against or otherwise involving any of the Purchaser Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Purchaser Benefit Plan activities) has been brought against or with respect to any such Purchaser Benefit Plan, except for any of the foregoing which would not have a Purchaser Material Adverse Effect.

         (h) Taxes. To the knowledge of Purchaser,

               (i) Each of Purchaser and each Purchaser Subsidiary has timely filed all material Tax Returns (as defined herein) and reports required to be filed by it as of the date of this Agreement (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. Purchaser and each Purchaser

         Subsidiary have paid (or Purchaser has paid on their behalf), within the time and manner prescribed by law, all material Taxes (as defined herein) that are due and payable.

               (ii) Purchaser has not agreed to any extension of time for the assessment or payment of any Tax due with respect to the period covered by any such Tax Return. All Tax withholding requirements and all requirements to pay Tax without regard to the filing of a Tax Return imposed on or with respect to the Purchaser and each Purchaser Subsidiary have been satisfied in full. The financial statements of Purchaser reflect and include adequate provision for the payment in full of any and all Taxes payable by or with respect to the Purchaser and Purchaser Subsidiaries for any and all periods through the date of this Agreement for which no Tax Return has yet been filed.

               (iii) Except as may be set forth in the Purchaser Disclosure Letter, there is no claim, audit, action, suit or proceeding related to Taxes pending or threatened against or with respect to Purchaser or any Purchaser Subsidiary.

               (iv) Purchaser does not know or have reason to know of any inaccuracy in any representation set forth in Section 3.1(g) of this Agreement.

         (i) Certain Agreements. Except as set forth in Section 3.2(i) of the Purchaser Disclosure Letter, neither Purchaser nor any Purchaser Subsidiary is a party to any oral or written agreement or plan, including any employment agreement, severance agreement, stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase Purchaser Common Shares, or Purchaser Common Shares granted in connection with the performance of services for Purchaser or any Purchaser Subsidiary, is or will be entitled to receive cash from Purchaser or any Purchaser Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement.

         (j) Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated and Friedman, Billings, Ramsey & Co., Inc. (the "Purchaser Advisors"), the fees and expenses of which, as set forth in letter agreements between the Purchaser and the Purchaser Advisors, have previously been disclosed to Ocwen and will be paid by the Purchaser, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser or any Purchaser Subsidiary.

         (k) Compliance with Laws. Except as disclosed in the Purchaser SEC Documents or as set forth in Schedule 3.2(k) to the Purchaser Disclosure Letter, neither Purchaser nor any of the Purchaser Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.

         (l) Regulatory Matters. Except as disclosed in the Purchaser SEC Documents or as would not, individually or in the aggregate, reasonably be expected to result in a material adverse change in the business, financial condition or results of operations of Purchaser and the Purchaser Subsidiaries taken as a whole, (i) neither Purchaser nor any Purchaser Subsidiary or any of the properties of Purchaser or any Purchaser Subsidiary is a party to or is subject to any order, decree, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits, (including, without limitation, the Officer of the Comptroller of the Currency, the Office of Thrift Supervision ("OTS"), the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any Purchaser Subsidiary (collectively, the "Regulatory Authorities"); and (ii) neither Purchaser nor any Purchaser Subsidiary has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (m) Contracts; Debt Instruments. Neither Purchaser nor any Purchaser Subsidiary is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease, or any agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 3.2(l) to the Purchaser Disclosure Letter, except as disclosed in the Purchaser SEC Documents and except for violations or defaults that would not, individually or in the aggregate, result in a Purchaser Material Adverse Effect.

         (n) Environmental Matters. Except as disclosed in the Purchaser SEC Documents or as set forth in Schedule 3.2(m) to the Purchaser Disclosure Letter or in the environmental audits/reports listed therein, each of Purchaser and each Purchaser Subsidiary has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law (as defined below) and each of Purchaser and each Purchaser Subsidiary is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Law of any Governmental Entity relating to human health, safety or protection of the environment ("Environmental Laws"), except for violations and failures to comply which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

         (o) Purchaser Properties. Except as listed in Schedule 3.2(n) to the Purchaser Disclosure Letter or except as listed in the title insurance policies, reports or the surveys, copies of which were made available for review to the
Purchaser: (i) Purchaser or a Purchaser Subsidiary owns fee simple title to each of the real properties reflected on the most recent balance sheet of Purchaser included in the Purchaser SEC Documents or as identified in Schedule 3.2(n) to the Purchaser Disclosure Letter (the "Purchaser Properties"), and those that have been purchased or otherwise acquired in the ordinary course of Purchaser's business after the date of the most recent balance sheet of Purchaser included in the Purchaser SEC Documents but excluding those that have been sold or otherwise disposed of in the ordinary course of Purchaser's business, which are all of the real estate properties owned by them, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances"); (ii) the Purchaser Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (a) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of the Purchaser Properties, (b) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded or which individually or in the aggregate do not exceed $ 400,000, do not materially detract from the value of or materially interfere with the present use of any of the Purchaser Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Purchaser and the Purchaser Subsidiaries and which have arisen or been incurred only in its construction or renovation activities or in the ordinary course of business; (iii) valid policies of title insurance have been issued insuring Purchaser's or a Purchaser Subsidiary's fee simple title to the Purchaser Properties except as noted therein, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy; (iv) there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Purchaser Properties or any agreement, easement or any other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Purchaser Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Purchaser Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same, except where the failure to have such certificate, permit, license, agreement, easement or other right, or such threat of modification or cancellation thereof, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect; (v) neither Purchaser nor a Purchaser Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Purchaser Properties issued by any Governmental Entity, except, in the case of clause (vi)(a) or (vi)(b) where such violation cannot reasonably be expected to be material, individually or in the aggregate, to Purchaser; (vi) neither Purchaser nor a Purchaser Subsidiary has received notice to the effect that there are (a) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Purchaser Properties or (b) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Purchaser Properties or by the continued maintenance, operation or use of the parking areas, except where such violation or proceeding cannot reasonably be expected to be material, individually or in the aggregate to the Purchaser.

         (p) Opinion of Financial Advisor. Purchaser has received the opinion of Morgan Stanley & Co. Incorporated, satisfactory to Purchaser, with regard to the fairness, from a financial point of view, to Purchaser of the consideration to be paid by Purchaser pursuant to the Merger.

         (q) Vote Required. The affirmative vote of a majority of the votes cast on the Share Issuance is required to approve such issuance; provided that the total votes cast on such proposal represent a majority of the outstanding shares of Purchaser Common Shares. No other vote of the outstanding Purchaser Common Shares is necessary (under applicable law or otherwise) to approve the Merger, this Agreement and the other transactions contemplated hereby.

         (r) Financing. The Purchaser has as of the date hereof and will have available to it at the Effective Time, immediately available funds or immediately available credit necessary to consummate the transactions contemplated by this Agreement and operate Ocwen after the Closing, including the financing contemplated by Article IV of this Agreement.

         (s) Labor Matters. Neither Purchaser nor any Purchaser Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Purchaser threatened against Purchaser or any Purchaser Subsidiary relating to their business, except for any such proceeding as would not have a Purchaser Material Adverse Effect. To the knowledge of Purchaser, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Purchaser or any Purchaser Subsidiary.

                                   Article IV
                                    Financing

         SECTION 4.1 Financing. If requested by the Board of Directors of Ocwen following its reasonable good faith determination that incurring such indebtedness is necessary, then Purchaser shall provide secured financing to Ocwen in the amount of up to $25 million, such financing to be provided on an arms' length basis and on terms consistent with market conditions and applicable debt covenants at the time of incurrence; provided, however, that in connection with the aforesaid determination, the Board of Directors of Ocwen shall have considered in good faith the recommendation of the Manager under the First Amended and Restated Management Agreement dated as of May 19, 1997, as amended to the date of this Agreement (the "Management Agreement"), between Ocwen and a subsidiary of Purchaser, as Manager (the "Manager"), regarding such financing, including, without limitation, any alternatives recommended by the Manager, including, without limitation, the sale of assets of Ocwen. Ocwen shall be obligated to repay such financing immediately upon termination of this Agreement pursuant to Sections 8.1(g) or (h) or upon the insolvency of Ocwen.

                                    Article V
                                    Covenants

         SECTION 5.1 Preparation of the Proxy Statement; Shareholders Meeting.

         (a) Purchaser and Ocwen shall cooperate and promptly prepare and Ocwen shall file with the SEC the Proxy Statement and the Purchaser shall file with the SEC as soon as practicable a registration statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Purchaser Common Shares issuable in the Merger, a portion of which registration statement shall also serve as the joint proxy statement with respect to the meetings of the shareholders of Ocwen and Purchaser in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The Purchaser shall use all reasonable efforts, and Ocwen will cooperate with the Purchaser to have the Form S-4 declared effective by the SEC as promptly as practicable. The Purchaser shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. The Purchaser agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of the Purchaser and Ocwen, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Ocwen agrees that the written information provided by it specifically for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of the Purchaser and Ocwen, or, in the case of written information provided by Ocwen specifically for inclusion in the Form S-4 or any amendments or supplements thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser will advise Ocwen, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Purchaser Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for additional information.

         (b) Ocwen covenants that the Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Ocwen in favor of the approval of the Merger, this Agreement and the other transactions contemplated hereby; provided, that such recommendations may not be included or may be withdrawn, modified or amended if Ocwen shall approve or recommend a Superior Competing Transaction (as defined herein) or enter into an agreement with respect to such Superior Competing Transaction and the Board of Directors of Ocwen determines in good faith that it is in compliance with Section 7.1. Purchaser covenants that the Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Purchaser in favor of the approval of the Share Issuance.

         (c) Each of Ocwen and Purchaser will promptly take such action as is necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders (respectively, the "Ocwen Common Shareholders Meeting" and the "Purchaser Common Shareholders Meeting") as promptly as practicable to consider and vote upon or otherwise to obtain the consent of its shareholders, as required, to the transactions contemplated hereby. The Board of Directors of Purchaser and, subject to Section 5.1(b), the Board of Directors of Ocwen shall each take all lawful action to solicit such consent, including, without limitation, timely mailing the Proxy Statement/Prospectus. Ocwen and Purchaser shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

         SECTION 5.2 Access to Information; Confidentiality.

         (a) Subject to the requirements of confidentiality agreements with third parties, Ocwen and Purchaser shall, and shall cause each of their Subsidiaries to, afford to the other and the other's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records and, during such period, Ocwen and Purchaser shall, and shall cause each of their Subsidiaries to, furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and
(b) all other information concerning its business, properties and personnel as the other may reasonably request.

         (b) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information (written or oral) furnished (whether before or after the date hereof) by the Providing Party and its directors, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors (collectively, the "Providing Party Representatives") to the other party hereto (the "Receiving Party") or the Receiving Party's directors, officers, employees, affiliates or representative of advisors, including counsel, lenders and financial advisors (collectively the "Receiving Party Representatives") and all analyses, compilations, forecasts and other studies or other documents prepared by the Providing Party or the Providing Party Representatives in connection with its or their review of the transactions contemplated by this Agreement which contain or reflect such information. The term "Confidential Material" does not include, however, information which (i) at the time of disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure directly or indirectly by the Receiving Party or the Receiving Party Representatives in violation of this Agreement, (ii) at the time of disclosure was available on a nonconfidential basis from a source other than the Providing Party or the Providing Party Representatives, provided, however, that such source is not and was not bound by a confidentiality agreement with the Providing Party, (iii) was known by the Receiving Party prior to receiving the Confidential Material from the Providing Party or has been independently acquired or developed by the Receiving Party without violating any of its obligations under this Agreement, or (iv) is contained in any Ocwen SEC Documents or Purchaser SEC Documents.

         (c) Subject to paragraph (d) below or except as required by law, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives, in whole or in part and will not be used by the Receiving Party or its Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger or the evaluating, negotiating or advising with respect to a transaction contemplated herein. Moreover, the Receiving Party agrees to transmit Confidential Material to its Representatives only if and to the extent that such Representatives need to know the

Confidential Material for purposes of such transaction and are informed by the Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section.

         (d) In the event that the Receiving Party, any of the Receiving Party Representatives or anyone to whom the Receiving Party or any of the Receiving Party Representatives supply the Confidential Material, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal processes) to disclose any Confidential Material, the Receiving Party agrees (i) immediately to notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of the Receiving Party's counsel, the Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or otherwise reliable assurances that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

         (e) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from either Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Receiving Party Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

         SECTION 5.3 Best Efforts; Notification.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Purchaser and Ocwen agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the consummation of any of the other transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of, this Agreement. Notwithstanding any provision of this Agreement to the contrary, Ocwen shall not be required in connection with the efforts described in the first sentence of this Section 5.3(a) to make any payments or incur any liabilities to any third parties which in the aggregate exceed $500,000 other than payments which arise from explicit contractual rights or obligations of Ocwen existing as of the date of this Agreement.

         (b) Ocwen shall use its reasonable best efforts to give prompt notice to the Purchaser, and the Purchaser shall use its reasonable best efforts to give prompt notice to Ocwen, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply in a timely manner with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or the remedies available hereunder to the party receiving such notice.

         SECTION 5.4 No Solicitation of Transactions. Ocwen, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, Ocwen or any Ocwen Subsidiary or any business combination with Ocwen or any Ocwen Subsidiary. Subject to Section 7.1, Ocwen shall not directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, initiate or solicit (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined herein), or authorize or permit any of its officers, directors, employees, agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives to take any such action. Ocwen shall notify the Purchaser in writing (as promptly as practicable) of all of the material details relating to all inquiries and proposals which it or any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative may receive relating to any transaction that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined herein) and if such inquiry or proposal is in writing, Ocwen shall deliver to the Purchaser a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or similar transaction involving Ocwen (or any of its Subsidiaries); (ii) any tender offer or exchange offer for 5% or more of the outstanding shares of capital stock of Ocwen (or any of its Subsidiaries) or the filing of a registration statement under the Securities Act in connection therewith; (iii) any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or all or substantially all of the assets of Ocwen or any Ocwen Subsidiary; or (iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         SECTION 5.5 Public Announcements. The Purchaser and Ocwen will consult with each other before issuing, and provide the executive officers of each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or statement to be issued.

         SECTION 5.6 Transfer and Gains Taxes. The Purchaser and Ocwen shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding (i) any withholding tax obligations required pursuant to Section 897 of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder, and comparable provisions of state or local law, (ii) any other real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, and
(iii) any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Merger (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes").

         SECTION 5.7 Indemnification.

         (a) Indemnification Rights. For a period of six years from and after the Effective Time, the Purchaser shall indemnify the directors, officers, employees or agents of Ocwen who at any time prior to the Effective Time were entitled to indemnification under the Articles of Incorporation and Bylaws of Ocwen, employment agreements or indemnity agreements between Ocwen and its officers or directors existing on the date hereof to the same extent as such directors, officers, employees or agents are entitled to indemnification under such Articles of Incorporation and Bylaws or existing employment agreements or indemnity agreements in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

         (b) Liability Coverage. The Purchaser shall provide "run-off" or "tail" director and officer liability coverage to the current and prior directors and officers of Ocwen without reduction of existing coverage (both as to dollar limits of coverage and as to the subject matter insured against) for a period of six years after the Effective Time; provided, that if, at any time during such six-year period, such coverage is not reasonably available in the insurance market, the Purchaser shall provide such "run-off" or "tail" director and officer liability coverage to such directors and officers as it is able to purchase for an annual premium equal to twice the annual insurance premium paid by Ocwen for director and officer liability insurance during the year 1999; and provided, further, that in the sixth year, Purchaser shall not be obligated to pay a premium for such insurance in excess of the premium paid in the fifth year.

         (c) Successors and Assigns. The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of the Purchaser and Ocwen.

         SECTION 5.8 Efforts to Fulfill Conditions. The Purchaser and Ocwen each shall use commercially reasonable efforts to insure that all conditions precedent to its obligations hereunder are fulfilled at or prior to the Closing Date.

         SECTION 5.9 Cooperation of the Parties. The Purchaser and Ocwen each shall cooperate with the other in supplying such information as may be reasonably requested by the other in connection with obtaining consents or approvals to the transactions contemplated by this Agreement.

         SECTION 5.10 Conduct of Business by Ocwen. During the period from the date of this Agreement to the Effective Time, Ocwen shall, and shall cause the Ocwen Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 5.10 to the Ocwen Disclosure Letter or as otherwise contemplated by this Agreement, Ocwen shall not and shall cause the Ocwen Subsidiaries not to (and not to authorize or commit or agree to) without the prior recommendation or consent of the Manager:

         (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of Ocwen's capital shares, except that Ocwen may declare, set aside and pay the dividends and distributions constituting the 1998 REIT Dividend, (ii) split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Ocwen or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (b) except as otherwise contemplated by this Agreement or in Schedule 5.10(b) of the Ocwen Disclosure Letter, amend the charter, by-laws, partnership agreement or other comparable organizational documents of Ocwen or any Ocwen Subsidiary;

         (c) except for (i) dividends and distributions constituting the 1998 REIT Dividend and (ii) the issuance of Ocwen Common Shares pursuant to the terms of the Third Amended and Restated Agreement of Limited Partnership of Ocwen Partnership in exchange for partnership units in such partnership, issue, deliver, sell, pledge, dispose of or otherwise encumber, or grant any option or other right in respect of, any shares of capital stock or debt securities, any other voting or redeemable securities of Ocwen or any Ocwen Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities except to Ocwen or an Ocwen Subsidiary;

         (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or

(ii) any assets that are material, individually or in the aggregate, to Ocwen and the Ocwen Subsidiaries, taken as a whole;

         (e) prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax returns in prior periods (unless required by law or necessary to preserve or terminate Ocwen's status as a REIT as contemplated by this Agreement or the status of any Ocwen Subsidiary that is a partnership as a partnership for federal tax purposes);

         (f) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Ocwen Financial Statement Date, or (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises in an amount not to exceed, individually or in the aggregate, $250,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1998, except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP and with notice thereof to the Purchaser;

         (g) without the Purchaser's consent, which shall not be unreasonably withheld, settle any stockholder derivative or class action claims arising out of or in connection with the Merger or the other transactions contemplated hereby;

         (h) without the consent of the Purchaser, enter into or amend or otherwise modify any material agreement or arrangement with Persons that are affiliates or, as of the date hereof, are officers, directors or employees of Ocwen or any Ocwen Subsidiary;

         (i) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of Ocwen or any Ocwen Subsidiary, except that, notwithstanding the first part of this Section 5.10(i), Ocwen may no earlier than November 30, 1999 take such action in connection with terminating its status as a real estate investment trust;

         (j) incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, except (i) to the extent permitted by the existing covenants within or the terms of those agreements and documents evidencing indebtedness of Ocwen or any Ocwen Subsidiary as of the date of this Agreement or (ii) any indebtedness, guarantees, loans, advances, capital contributions or investments between Ocwen and any Ocwen Subsidiary or between Ocwen Subsidiaries; or

         (k) enter into, amend or terminate any agreement or contract material to Ocwen and the Ocwen Subsidiaries, taken as a whole.

         Notwithstanding any provision of this Agreement to the contrary, no provision of this Agreement alters, amends or changes in any way the right of Ocwen or any Ocwen Subsidiary (i) to choose under the Third Amended and Restated Agreement of Limited Partnership of Ocwen Partnership, L.P. (the "Partnership") whether to pay either cash or Ocwen Common Shares to a limited partner electing to have its interests in the Partnership redeemed pursuant to the terms thereof or (ii) to choose under the option dated May 19, 1997 granted to Ocwen Capital Corporation under the Ocwen 1997 Stock Option Plan to acquire 1,912,500 Ocwen Common Shares to deliver, or cause to be delivered, upon exercise of such option either Partnership units or Ocwen Common Shares or to deliver, or cause to be delivered, cash if required by the terms of such option or Plan.

         SECTION 5.11 Conduct of Business by Purchaser. During the period from the date of this Agreement to the Effective Time, Purchaser shall not (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any capital stock of Purchaser or (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Purchaser's capital stock.

         SECTION 5.12 Adverse Actions. Purchaser agrees not to (i) knowingly take any action that is intended or reasonably likely to result in a material adverse effect on its ability to consummate the Merger, or (ii) knowingly take any action that is intended or reasonably likely to result in any conditions to the Merger set forth in Sections 6.1 or 6.3 not being satisfied or a material violation of any provision of this Agreement.

         SECTION 5.13 OTS Examination Reports. Purchaser agrees to use its reasonable best efforts to obtain permission from the OTS and all other applicable regulatory or other authorities to allow Ocwen to review, read and examine as soon as possible after the date of this Agreement and prior to the Closing Date those reports issued by OTS relating to, resulting from or setting forth the results of the examination by OTS from time to time of Purchaser and its federal savings bank operations.

         SECTION 5.14 Termination of Option. Purchaser agrees to cause to be terminated on or prior to the Closing Date the option dated May 19, 1997 granted to Ocwen Capital Corporation under the Ocwen 1997 Stock Option Plan to acquire 1,912,500 Ocwen Common Shares.

         SECTION 5.15 Management Agreement. So long as this Agreement has not been terminated, Ocwen agrees not to terminate (except for cause as provided in the Management Agreement) and, if the Closing Date shall not have occurred prior to November 19, 1999, to extend the Management Agreement through December 31, 1999.


                                   Article VI
                              Conditions Precedent

         SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of Ocwen and the Purchaser to effect the Merger and to consummate the other transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

         (a) Shareholder Approval. The Ocwen Common Shareholder Approval and the Purchaser Common Shareholder Approval shall have been obtained.

         (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

         (c) Certain Actions and Consents. All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the Merger or any of the other transactions contemplated hereby shall have been obtained or made.

         (d) Stock Exchange Listings. The Purchaser Common Shares issuable in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         (e) Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been initiated or to the Knowledge of Purchaser or Ocwen, threatened by the SEC. All necessary state securities or blue sky authorizations shall have been received.

         SECTION 6.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to issue the Merger Consideration to the Ocwen Common Shareholders and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by the Purchaser:

         (a) Representations and Warranties. The representations and warranties of Ocwen set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Purchaser shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Ocwen by the Chairman or President of Ocwen to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of Ocwen to be true and correct in all material respects as of the Closing Date if the aggregate amount of Ocwen Economic Losses (as defined herein) that would reasonably be expected to arise as a result of the failures of such representations and warranties to be true and correct in all material respects as of the Closing Date does not exceed $10,000,000 (such amount to be calculated by counting in all cases from the first dollar of such Ocwen Economic Losses without giving effect to the $10,000,000 limitation set forth in Section 3.1(e)). "Ocwen Economic Losses," as used in this Agreement, shall mean any and all net damage, net loss, net liability or expense suffered by Ocwen and the Ocwen Subsidiaries taken as a whole, but shall not include any claims, damages, loss, expense or other liability resulting from any class action or shareholders' derivative lawsuits relating to the Merger against Ocwen, if any, filed subsequent to the date of this Agreement, any replacement, refinancing or extension of the maturity date of any debt existing as of the date of this Agreement to the extent such replacement, refinancing or extension does not result in any additional net liability of Ocwen or the Ocwen Subsidiaries taken as a whole, any amounts paid or expenses or liabilities incurred by Ocwen in fulfilling its obligations under, or taking any action required or permitted by, this Agreement, or any "mark to market" or other revaluation of the book value of Ocwen's assets effected pursuant to GAAP.

         (b) Performance of Obligations of Ocwen. Ocwen shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Purchaser shall have received a certificate signed on behalf of Ocwen by the Chairman or President of Ocwen to such effect.

         (c) Consents. All consents and waivers from third parties necessary in connection with the consummation of the Merger by Ocwen and the other transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in Ocwen Economic Losses of $10,000,000 or more.

         (d) 1998 REIT Dividend. The Board of Directors of Ocwen shall have declared the 1998 REIT Dividend prior to September 15, 1999, having a record date at least 14 days before the Merger, provided however, that this section shall not apply if after giving effect to the 1998 REIT Dividend, the 1998 REIT Dividend would have either of the effects set forth in VSCA Section 13.1-653 C.1 or C.2 or would otherwise be prohibited by law.

         SECTION 6.3 Conditions to Obligations of Ocwen. The obligations of Ocwen to effect the Merger and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by Ocwen:

         (a) Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Ocwen shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of the Purchaser by the chief executive officer or the chief financial officer of the Purchaser to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of Purchaser to be true and correct in all material respects as of the Closing Date if the aggregate amount of Purchaser Economic Losses (as defined herein) that would reasonably be expected to arise as a result of the failures of such representations and warranties to be true and correct in all material respects as of the Closing Date does not exceed $20,000,000 (such amount to be calculated by counting in all cases from the first dollar of such Purchaser Economic Losses without giving effect to the $20,000,000 limitation set forth in
Section 3.2(e)). "Purchaser Economic Losses," as used in this Agreement, shall mean any and all net damage, net loss, net liability or expense suffered by Purchaser and the Purchaser Subsidiaries taken as a whole, but shall not include any claims, damages, loss, expense or other liability resulting from any class action or shareholders' derivative lawsuits relating to the Merger against Purchaser, if any, filed subsequent to the date of this Agreement, any replacement, refinancing or extension of the maturity date of any debt existing as of the date of this Agreement to the extent such replacement, refinancing or extension does not result in any additional net liability of Purchaser or the Purchaser Subsidiaries taken as a whole, or any amounts paid or expenses or liabilities incurred by Purchaser in fulfilling its obligations under, or taking any action required or permitted by, this Agreement.

         (b) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Ocwen shall have received a certificate of the Purchaser signed on behalf of the Purchaser by the chief executive officer or the chief financial officer of such party to such effect.

         (c) Consents. All consents and waivers from third parties necessary in connection with the consummation of the Merger by Purchaser and the other transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in Purchaser Economic Losses of $20,000,000 or more.

         (d) Solvency of Purchaser. A bankruptcy event, as described in clause
(viii) of the definition of Event of Default in the Indenture, dated as of September 30, 1996, between Purchaser and Bank One, Columbus, NA, shall not have occurred and be continuing.


                                  Article VII
                               Ocwen Board Actions

         SECTION 7.1 Ocwen Board Actions. Notwithstanding Section 5.4 or any other provision of this Agreement to the contrary, to the extent required by the fiduciary obligations of the Board of Directors of Ocwen, as determined in good faith by a majority of the members of the Board of Directors of Ocwen on the advice of independent counsel, Ocwen may:

         (a) disclose to its shareholders any information required to be disclosed under applicable law;

         (b) directly or indirectly furnish information and access to any Person, pursuant to a confidentiality agreement no less favorable to Ocwen than the provisions of Section 5.2 of this Agreement, in response to a request for such information or access by such Person made after the date hereof which was not encouraged, solicited or initiated after the date hereof by Ocwen or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agents, and may participate in discussions and negotiate with such Person concerning any Competing Transaction; and

         (c) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger) a Superior Competing Transaction (as defined below) which is accompanied by, if applicable, an appropriate financing commitment, or enter into an agreement with respect to such Superior Competing Transaction (for purposes of this Agreement, "Superior Competing Transaction" means a bona fide proposal of a Competing Transaction made by a third party which a majority of the members of the Board of Directors of Ocwen determines in good faith to be more favorable to its shareholders than the Merger).


                                  Article VIII
                        Termination, Amendment and Waiver

         SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the filing of the Articles of Merger for the Merger with the State Corporation Commission of the Commonwealth of Virginia, whether before or after the Ocwen Common Shareholder Approval is obtained:

         (a) by mutual written consent duly authorized by the respective Boards of Directors of the Purchaser and Ocwen;

         (b) by the Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of Ocwen set forth in this Agreement which breach cannot be cured within 30 days after the giving of written notice thereof to Ocwen, provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, to result in an Ocwen Material Adverse Effect;

         (c) by Ocwen, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement which breach cannot be cured within 30 days after the giving of written notice thereof to Purchaser, provided that such breach would be reasonably likely, individually or in the aggregate with other breaches, to result in a Purchaser Material Adverse Effect;

         (d) by either the Purchaser or Ocwen, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

         (e) by either the Purchaser or Ocwen, if the Merger shall not have been consummated before December 31, 1999; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

         (f) by either the Purchaser or Ocwen if, upon a vote at a duly held Ocwen Common Shareholders Meeting or any adjournment thereof, the Ocwen Common Shareholder Approval shall not have been obtained;

         (g) by Ocwen, if prior to the Ocwen Common Shareholders Meeting, the Board of Directors of Ocwen shall have withdrawn or modified in compliance with
Section 7.1 hereof in any manner adverse to the Purchaser its approval or recommendation of the Merger or this Agreement;

         (h) by the Purchaser, if (i) prior to the Ocwen Common Shareholders Meeting, the Board of Directors of Ocwen shall have withdrawn or modified in any manner adverse to the Purchaser its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Competing Transaction, (ii) Ocwen shall have entered into any agreement with respect to any Competing Transaction (other than a confidentiality agreement as contemplated by Section 7.1(b)), or (iii) prior to the Ocwen Common Shareholders Meeting, the Board of Directors of Ocwen shall have withdrawn or modified in any manner adverse to the Purchaser its approval or recommendation of the Merger or this Agreement for any reason other than as specified in Section (h)(i) above;

         (i) by Ocwen, by action of its Board of Directors, at any time during the five-day period prior to the fifth day prior to the Closing Date; if the Average Closing Price as defined below of Purchaser Common Shares shall be $6.80 or less, provided, however, that during the five-day period following the provision by Ocwen of written notice of termination to Purchaser pursuant to this Section 8.1(i), Purchaser shall have the option of postponing the Closing Date for 15 trading days, during the first 10 trading days of which a new Average Closing price of Purchaser Common Shares shall be determined based on the closing sales price of Purchaser Common Stock as reported on the consolidated tape on the New York Stock Exchange for each of such 10 trading days (the "Adjusted Average Closing Price"). If the Adjusted Average Closing Price is more than $6.80, no termination shall be deemed to have occurred pursuant to this Section 8.1(i) and this Agreement shall remain in full force and effect in accordance with its terms. If the Adjusted Average Closing Price is $6.80 or less, Purchaser shall have the option of increasing the consideration to be received by holders of Ocwen Common Shares hereunder by adjusting the Conversion Number to equal a number equal to the quotient obtained by dividing $4.83 by the Adjusted Average Closing Price, in which case Purchaser shall give prompt written notice to Ocwen of such election and the revised Conversion Number and no termination shall be deemed to have occurred pursuant to this Section 8.1(i) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Conversion Number shall have been so modified and any reference herein to " Conversion Number" shall thereafter be deemed to refer to the Conversion Number as adjusted pursuant to this Section 8.1(i)). In no event shall the modified Conversion Number be less than 0.71 shares of Purchaser Common Shares for each Ocwen Common Share.

         For purposes of this Section 8.1(i); the "Average Closing Price" shall be the mean of the closing sales price of Purchaser Common Shares as reported on the consolidated tape on the New York Stock Exchange for each of the 10 trading days ending on the 10th day prior to the Closing Date established pursuant to
Section 1.2 of this Agreement.

         SECTION 8.2 Expenses.

         (a) Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, provided that all printing expenses associated with the Proxy Statement shall be divided equally between Purchaser and Ocwen.

         (b) Ocwen agrees that if this Agreement shall be terminated pursuant to
Section 8.1(g), 8.1(h)(i), 8.1(h)(ii) or 8.1(h)(iii), but in the case of termination pursuant to Section 8.1(h)(iii), only if Ocwen agrees to a Competing Transaction within 3 months after termination thereunder, then Ocwen will pay to the Purchaser an amount equal to $3,000,000 (the "Purchaser Break-Up Fee"). Payment of the Purchaser Break Up Fee shall be made, as directed by the Purchaser, by wire transfer of immediately available funds only and promptly after Ocwen shall have entered into any agreement with respect to any Competing Transaction.

         (c) The Purchaser agrees that if this Agreement shall be terminated pursuant to Section 8.1(c), then the Purchaser will pay to Ocwen an amount equal to the Ocwen Break-Up Expenses (as defined herein) up to $1,000,000. Payment of any of such amounts shall be made, as directed by Ocwen, by wire transfer of immediately available funds promptly, after the amount is due as provided herein. The "Ocwen Break-Up Expenses" shall be an amount equal to the Ocwen's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses).

         (d) Ocwen agrees that if this Agreement shall be terminated pursuant to
Section 8.1 (b) (other than by reason of a breach of Ocwen's representation under Section 3.1(g)), then Ocwen will pay to the Purchaser an amount equal to the Purchaser Break-Up Expenses (as defined herein) up to $1,000,000. Payment of such amounts shall be made, as directed by the Purchaser, by wire transfer of immediately available funds promptly, after the amount is due as provided herein. The "Purchaser Break-Up Expenses" shall be an amount equal to Purchaser's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses).

         (e) In the event that the Purchaser or Ocwen is required to file suit to seek all or a portion of the amounts payable under this Section 8.2, and such party prevails in such litigation, such party shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this
Section 8.2 all expenses, including attorney's fees and expenses which it has incurred in enforcing its rights hereunder.

         SECTION 8.3 Effect of Termination. In the event of termination of this Agreement by either Ocwen or the Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Purchaser, or Ocwen, other than Section 5.2,
Section 8.2, this Section 8.3 and Article IX and except to the extent that such termination results from a breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (it being understood and agreed that such termination shall not otherwise affect any obligations between Ocwen or any Ocwen Subsidiary and Purchaser or any Purchaser Subsidiary, including the obligation of Ocwen to pay the termination fee to the Manager under the Management Agreement).

         SECTION 8.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Ocwen Shareholder Approval is obtained and prior to the filing of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia; provided, however, that, after the Ocwen Shareholder Approval is obtained, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to Ocwen's shareholders.

         SECTION 8.5 Extension; Waiver. At any time prior to the Effective Time, each of Ocwen and the Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   Article IX
                               General Provisions

         SECTION 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

         (a) if to the Purchaser or Acquisition Sub, to:

                           Ocwen Financial Corporation
                           1675 Palm Beach Lakes Boulevard
                           West Palm Beach, Florida 33401
                           Attn: Secretary
                           Fax:  (561) 682-8177

                  with a copy to:

                           Sidley & Austin
                           One First National Plaza
                           Chicago, IL 60603
                           Attn: Dennis V. Osimitz, Esq.
                           Fax:   (312) 853-7036

         (b) if to Ocwen, to:

                           Special Committee of Ocwen Asset Investment Corp. c/o Secretary, Ocwen Asset Investment Corp.
                           West Palm Beach, Florida 33401
                           Fax:  (561) 682-8177

                  with a copy to:

                           McGuire, Woods, Battle & Boothe LLP
                           Washington Square, Suite 1200
                           1050 Connecticut Avenue, N.W.
                           Washington, D.C. 20036
                           Attention: William G. Miller, Esq.
                           Fax:   (202) 828-2983

         SECTION 9.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         SECTION 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements entered into in connection with the transactions contemplated hereby (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and,
(b) except for the provisions of Article II and Section 5.7 are not intended to confer upon any person other than the parties hereto any rights or remedies.

         SECTION 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         SECTION 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding anything to the contrary herein, at the election of Purchaser, any direct or indirect wholly owned Purchaser Subsidiary may be substituted for Acquisition Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Purchaser and Ocwen, in order to reflect such substitution.

         SECTION 9.8 Enforcement. Each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

         SECTION 9.9 Incorporation. The Ocwen Disclosure Letter and the Purchaser Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         SECTION 9.10 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations in the Merger, or (b) otherwise to carry out the purpose of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations in the Merger, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either such constituent corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporation and otherwise to carry out the purposes of this Agreement.

                                    Article X
                               Certain Definitions

         SECTION 10.1 Certain Definitions. For purposes of this Agreement:

         An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

         "Ocwen Disclosure Letter" means the letter dated July 25, 1999 previously delivered to the Purchaser by Ocwen disclosing certain information in connection with this Agreement.

         "Purchaser Disclosure Letter" means the letter dated July 25, 1999 previously delivered to Ocwen by the Purchaser disclosing certain information in connection with this Agreement.

         "Knowledge" where used herein with respect to either Ocwen or Purchaser shall mean the actual knowledge of any of their respective directors or officers. "Knowledge" shall not include the "constructive" or deemed knowledge of any such persons, or the existence of facts or circumstances which might constitute "reason to know" by such person or which might lead to the conclusion that such person "should have known" unless, in any such case, such person has actual knowledge of the matter in question.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

            [The remainder of this page is intentionally left blank]

         IN WITNESS WHEREOF, the Purchaser, Acquisition Sub and Ocwen have caused this Agreement to be signed by their respective persons thereunto duly authorized, all as of the date first written above.

                                OCWEN FINANCIAL CORPORATION

                                By: /s/ WILLIAM C. ERBEY
                                   -----------------------------------------
                                Name:   William C. Erbey
                                     ---------------------------------------
                                Title: Chairman and Chief Executive Officer
                                      --------------------------------------


                                OCWEN ASSET INVESTMENT CORP.

                                By: /s/ PETER M. SMALL
                                   -----------------------------------------
                                Name:   Peter M. Small
                                     ---------------------------------------
                                Title: Director
                                      --------------------------------------


                                OCWEN ACQUISITION COMPANY

                                By: /s/ WILLIAM C. ERBEY
                                   -----------------------------------------
                                Name:   William C. Erbey
                                     ---------------------------------------
                                Title: Chairman and Chief Executive Officer
                                      --------------------------------------